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                                                                  Exhibit 10.1

                          PETCO ANIMAL SUPPLIES, INC.
                                9125 Rehco Road
                          San Diego, California 92121

                                October 3, 1996

Marvin Goldstein
Pet Food Warehouse, Inc.
Interchange  Tower, Suite 701
600 South Highway 169
St. Louis Park, MN 55426

              Re:  Employment Arrangements
                   -----------------------

Dear Mr. Goldstein:

        This letter will confirm our understanding regarding certain employment and transition issues regarding your employment as it relates to the acquisition of Pet Food Warehouse, Inc. ("PFW") by Petco Animal Supplies, Inc. ("Petco") pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated October 3, 1996.

        Specifically our agreement is as follows:

        1.  You have agreed to:
            (a) publicly endorse the Merger consistent with your fiduciary obligations;

            (b) facilitate and aid in the transition and integration of PFW and Petco from the date hereof through March 31, 1997; and

            (c) use your best efforts to meet previously stated financial and growth goals.

        2. You will be employed by Petco following the Merger as a Senior Vice President in charge of Petco's Midwest Region through March 31, 1997 (unless you terminate earlier, foregoing any future employment benefits) on substantially the same terms included in your existing Employment Agreement with PFW. Effective January 1, 1997 your annual salary rate will be increased to $200,000 per year with Petco. You will be eligible for a $25,000 integration bonus based on achieving certain integration performance goals to be mutually agreed to between you and Petco's Chairman. You will report directly to Petco's Chairman. You will remain eligible for any performance bonus payable with respect to 1996 pursuant to your PFW Employment Agreement. Your existing PFW stock options will be converted into Petco stock options in accordance with the terms of the Merger Agreement. Exercisability shall be as determined with the terms of the Stock Option Agreements currently in effect.


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        3.  Petco will honor your existing severance arrangements with PFW which allows for a $125,000 lump sum payment upon the termination of your employment with Petco and for the continuation of certain other benefits for a one-year period. You will not be entitled to any additional severance payments or benefits from Petco.

        4. Following termination of your employment with Petco, you and Petco will enter into a six-month Consulting Agreement paying you $50,000 for consulting services rendered during such six-month period. You agree not to compete with Petco during this six-month period.

        5. You will enter into the Covenant Not to Compete prior to the merger which is set forth as Exhibit "C" to the Merger Agreement, which shall begin at the earlier of (i) the termination of your consulting period or (ii) October 1, 1997.

        6. On the date hereof you will execute the Affiliate Letter in the form attached hereto.

        7. The parties all agree that in the event any item pursuant to this agreement shall cause the Merger not to be treated as a "pooling of interests" as required by the Merger Agreement such provision shall be of no force and effect. However the parties will use their best efforts to restructure such provisions to provide to the affected parties as nearly the same economic effect as is possible as will still permit the Merger to be treated as a pooling of interests.

        If the foregoing comports with your understanding of our agreement please execute in the space below where upon this will become a binding agreement among us.

                                        PETCO ANIMAL SUPPLIES, INC.


                                        By: /s/ RICHARD C. ST. PETER
                                            ----------------------------
                                            Richard C. St. Peter
                                            Executive Vice President and
                                            Chief Financial Officer


Accepted and agreed to this
3rd day of October, 1996

PET FOOD WAREHOUSE, INC.

By: /s/ MARVIN W. GOLDSTEIN
    -------------------------
    Marvin W. Goldstein
    Chairman and Chief Executive Officer

/s/ MARVIN W. GOLDSTEIN
------------------------------
    Marvin Goldstein


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